UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2008

Alfacell Corporation
(Exact name of registrant as specified in its charter)

0-11088
(Commission File Number)

Delaware	22-2369085
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

300 Atrium Drive, Somerset, NJ 08873
(Address of principal executive offices, with zip code)

(732) 652-4525
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On July 29, 2008, Alfacell Corporation (the “Company”) received a NASDAQ staff determination letter notifying the Company that its securities will be delisted from The NASDAQ Capital Market. On June 25, 2008, NASDAQ notified the Company that the market value of its listed securities had been below the minimum $35 million required for continued inclusion on The NASDAQ Capital Market under Marketplace Rule 4310(c)(3)(B) for the previous 10 consecutive trading days. In accordance with Marketplace Rule 4310(c)(8)(C), the Company was provided with a grace period of 30 calendar days, or until July 25, 2008, to regain compliance with the minimum market value requirement. The staff determination letter states that the Company has not regained compliance within the given grace period and as a result, unless the Company requests an appeal of the staff determination, trading of the Company’s common stock will be suspended at the opening of business on August 7, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission, or the SEC, to remove the Company’s securities from listing and registration on NASDAQ.

          The staff determination letter further states that the Company may appeal the delisting determination to a NASDAQ Listing Qualification Panel, or the Panel, by submitting a hearing request. A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, if the Hearings Department receives the Company’s hearing request on or before 4:00pm Eastern Time on August 5, 2008. The Company intends to timely submit a hearing request and to present its arguments and/or plan of compliance in support of the Company’s position at the hearing.

          As disclosed in the Company’s current reports on Forms 8-K filed on July 18, 2008 and June 26, 2008, respectively, the Company has also failed to comply with the $1 minimum bid price requirement under Marketplace Rule 4310(c)(4), the $2.5 million minimum stockholders’ equity requirement under Marketplace Rule 4310(c)(3)(A) and the requirement for a minimum net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years under Marketplace Rule 4310(c)(3)(C). For continued listing on The NASDAQ Capital Market, the Company must comply with, among other requirements, at least one of the three alternative listing standards (market value, stockholders’ equity or net income) and the minimum bid price requirement.

          The Company is currently considering actions that may allow it to regain compliance with the NASDAQ continued listing standards and maintain its NASDAQ listing. There is no assurance that the Company will be able to take any of these actions or that any of the actions will be sufficient to allow the Company’s NASDAQ listing to continue or for how long such listing will continue. If the Company is unsuccessful in appealing and in maintaining its NASDAQ listing, then the Company may pursue listing and trading of its common stock on the Over-The-Counter Bulletin Board or another securities exchange or association with different listing standards than NASDAQ’s. The Company’s common stock may be eligible to trade on the OTC Bulletin Board or in the “Pink Sheets” if a market maker makes application to register and quote the security in accordance with relevant SEC rules.

          On August 1, 2008, the Company issued a press release announcing its receipt of the staff determination letter. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

99.1      Press Release of Alfacell Corporation dated August 1, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALFACELL CORPORATION

Date: August 1, 2008	By:	/s/	Lawrence A. Kenyon
Lawrence A. Kenyon
President, Chief Financial
Officer and Corporate Secretary